STRADLEY RONON STEVENS & YOUNG, LLP
                            2600 ONE COMMERCE SQUARE
                          PHILADELPHIA, PA 19103-7098
                            TELEPHONE (215) 564-8000
                               FAX (215) 564-8120


                                                              October 21, 1999

Board of Trustees
Templeton Income Trust
500 East Broward Boulevard
Fort Lauderdale, Florida 33394

Board of Trustees
Templeton Global Investment Trust
500 East Broward Boulevard
Fort Lauderdale, Florida 33394


                  Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF
                  THE 2ND DAY OF AUGUST, 1999 (THE "AGREEMENT"), BY AND BETWEEN TEMPLETON GLOBAL INVESTMENT TRUST, A DELAWARE BUSINESS TRUST ("INVESTMENT TRUST"), ON BEHALF OF ITS SERIES, TEMPLETON AMERICAS GOVERNMENT SECURITIES FUND ("ACQUIRED FUND") AND TEMPLETON INCOME TRUST, A MASSACHUSETTS BUSINESS TRUST ("INCOME TRUST"), ON BEHALF OF ITS SERIES, TEMPLETON GLOBAL BOND FUND ("ACQUIRING FUND")


Ladies and Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences of the reorganization of Acquired Fund which will consist of
(i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of the Acquired Fund in exchange solely for shares of common stock, par value $0.01, of the Acquiring Fund - Class A ("Acquiring Fund Shares"), (ii) the distribution of Acquiring Fund Shares to the shareholders of the Acquired Fund according to their respective interests, and (iii) the subsequent dissolution of the Acquired Fund as soon as practicable after the closing (the "Reorganization"), all upon and subject to the terms and conditions of the Agreement.

                  In rendering our opinion, we have reviewed and relied upon (a) the Agreement and Plan of Reorganization, dated as of the 2nd day of August, 1999, by and between the Investment Trust and the Income Trust (the "Agreement"), (b) the proxy materials provided to stockholders of the Acquired Fund in connection with the Special Meeting of Stockholders of the Acquired Fund held on the 1st day of October, 1999, (c) certain representations concerning the Reorganization made to us by the Investment Trust and the Income Trust in a letter dated October 21, 1999 (the "Representation Letter"), (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material to the rendition of this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

                  For purposes of this opinion, we have assumed that the Acquired Fund on the effective date of the Reorganization satisfies, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

                  Under regulations to be prescribed by the Secretary of Treasury under Section 1276(d) of the Code, certain transfers of market discount bonds will be excepted from the requirement that accrued market discount be recognized on disposition of a market discount bond under Section 1276(a) of the Code. Such regulations are to provide, in part, that accrued market discount will not be included in income if no gain is recognized under Section 361(a) of the Code where a bond is transferred in an exchange qualifying as a tax-free reorganization. As of the date hereof, the Secretary has not issued any regulations under Section 1276 of the Code.

                  Based on the foregoing and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the Commonwealth of Massachusetts, the Agreement and the Representation Letter, it is our opinion that:

                  1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code, and Acquired Fund and Acquiring Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by Acquired Fund upon the transfer of all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code. We express no opinion as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to Section 1276 of the Code.

                  3.     No gain or loss will be recognized by Acquiring
Fund upon the receipt by it of all of the assets of Acquired Fund in exchange solely for Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

                  4. The basis of the assets of Acquired Fund received by Acquiring Fund will be the same as the basis of such assets to Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

                  5. The holding period of the assets of Acquired Fund received by Acquiring Fund will include the period during which such assets were held by Acquired Fund pursuant to Section 1223(2) of the Code.

                  6. No gain or loss will be recognized by the stockholders of Acquired Fund upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled), pursuant to Section 354(a) of the Code.

                  7. The basis of the Acquiring Fund Shares received by the stockholders of Acquired Fund (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

                  8. The holding period of the Acquiring Fund Shares received by the stockholders of Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the effective date of the Reorganization, pursuant to Section 1223(1) of the Code.

                  9. Acquiring Fund will succeed to and take into account as of the date of the proposed transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

                  Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

                  Our opinion is conditioned upon the performance by Acquiring Fund and Acquired Fund of their undertakings in the Agreement and the Representation Letter.

                  This opinion is being rendered to the Acquiring Fund and Acquired Fund and may be relied upon only by such funds and the stockholders of each.

                                      Very truly yours,

                                      STRADLEY, RONON, STEVENS & YOUNG, LLP

                                      By:/s/WILLIAM P. ZIMMERMAN
                                         ----------------------------------
                                         William P. Zimmerman, a Partner